Exhibit 3.1

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C SUPER DIVIDEND CONVERTIBLE PREFERRED STOCK

(VARIABLE CUMULATIVE CONVERTIBLE)

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Theodore D. Zucconi Ph.D. and Maureen Foley, do hereby certify that:

1. They are the President and Secretary, respectively, of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated or preferred stock, $.01 par value per share, of which 5,000,000 shares have been designated for issuance as Series A 12% Convertible Preferred Stock, 900,000 shares of which have been designated for issuance as Series B-1 Convertible Preferred Stock and 2,100,000 shares of which have been designated for issuance as Series B-2 Convertible Preferred Stock.

3. 4,742,500 shares of such preferred stock have been issued prior to the date hereof, of which 4,592,500 are currently outstanding.

4. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as undesignated or preferred stock, comprised of 20,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,000 shares of Series C Super Dividend Convertible Preferred Stock, which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property, and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES C SUPER DIVIDEND CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Applicable Dividend Period” shall have the meaning set forth in Section 3.

“Applicable Percentage” means, as to each share of Series C Preferred Stock, 2.5% until the Payback has been paid in respect to such share of Series C Preferred Stock, and 1.25% thereafter.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or obligated to be closed.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion Amount” means the sum of the Stated Value of the shares of Series C Preferred Stock at issue plus the total amount of accrued but unpaid dividends with respect to such shares as of the Conversion Date.

“Conversion Date” shall have the meaning set forth in Section 5(d)(iii).

“Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Series C Preferred Stock are convertible in accordance with the terms hereof.

“Corporation Conversion Condition” shall have the meaning set forth in Section 5(c)(ii).

“Corporation Conversion Date” shall have the meaning set forth in Section 5(c)(i).

“Cumulative Dividends Received” means, with respect to each (i) share of Series C Preferred Stock, the aggregate value of all dividends paid in respect of such share of Series C Preferred Stock from and after its Original Issue Date and (ii) Series C Preferred Stock Post Conversion Dividend Right, the aggregate cumulative value of all dividends paid in respect of (A) such Series C Preferred Stock Post Conversion Right from and after the issuance date of such Series C Preferred Stock Post Conversion Dividend Right, plus (B) the share of converted Series C Preferred Stock in respect of which such Series C Post Conversion Dividend Right was issued, from and after the Original Issue Date of such share of converted Series C Preferred Stock.

“Date of Issuance” shall have the meaning set forth in Section 9(a).

“Dividend Payment Date” shall have the meaning set forth in Section 3.

“Floor” shall have the meaning set forth in Section 3.

“Holder” means a holder of Series C Preferred Stock or of any Series C Preferred Stock Post Conversion Dividend Right.

“Holder Conversion Date” shall have the meaning set forth in Section 5(a).

“Liquidation Event” means the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, other than in connection with a Sale of the Corporation.

“Mandatory Conversion Date” shall have the meaning set forth in Section 5(d)(ii).

“Massachusetts Courts” shall have the meaning set forth in Section 10(c).

“Maximum Payout” means, as to each share of Series C Preferred Stock, dividends paid in respect of such share of Series C Preferred Stock having an aggregate value of $100,000.

“Net Sales” means gross revenues actually received by the Corporation, from the sale or licensing of the product DANAVAT®, less chargebacks, returns, expenses attributable to product recalls, duties, customs, sales tax, freight, insurance, shipping expenses, allowances and other customary deductions.

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Original Issue Date” shall mean the date of the first issuance of a particular share of the Series C Preferred Stock regardless of the number of transfers of such share and regardless of the number of certificates which may be issued to evidence such share.

“Payback” means, as to each share of Series C Preferred Stock, dividends paid in respect of such share of Series C Preferred Stock having an aggregate value of $10,000.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Preference Amount” means the sum of the Stated Value in respect of the Series C Preferred Stock plus all accrued but unpaid dividends in respect of the Series C Preferred Stock as of the date of the Liquidation Event.

“Redemption Date” shall have the meaning set forth in Section 9(a).

“Redemption Price” shall have the meaning set forth in Section 9(a).

“Remaining Payout” means, with respect to each share of converted Series C Preferred Stock, the Maximum Payout Amount minus the Cumulative Dividends Received with respect to such share through the Conversion Date.

“ROI Percentage” shall have the meaning set forth in Section 9(a).

“Sale of the Corporation” means the transfer of all or substantially all of the assets of the Corporation to any entity, in exchange for cash, securities or other property, pursuant to a merger, consolidation, asset sale or similar transaction such that Persons who were the shareholders of the Corporation immediately prior to such transaction do not immediately thereafter own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the acquiring or successor entity.

“Series A Preferred Stock” means the Corporation’s Series A 12% Convertible Preferred Stock, par value $.01 per share.

“Series B-1 Preferred Stock” means the Corporation’s Series B-1 Convertible Preferred Stock, par value $.01 per share.

“Series B-2 Preferred Stock” means the Corporation’s Series B-2 Convertible Preferred Stock, par value $.01 per share.

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Series C Preferred Stock Post Conversion Dividend Certificate” shall have the meaning set forth in Section 7.

“Series C Preferred Stock Post Conversion Dividend Right” shall have the meaning set forth in Section 7.

“Share Delivery Date” shall have the meaning set forth in Section 5(e)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or

“Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the Nasdaq Market, the New York Stock Exchange, or “Pink Sheets.”.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the average of the high and low price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (b) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); or (c) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series C Convertible Preferred Stock (Variable Cumulative Convertible) (the “Series C Preferred Stock”) and the number of shares so designated shall be 1,000. Each share of Series C Preferred Stock shall have a par value of $0.01 and a stated value equal to $10,000 (the “Stated Value”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividend. Holders shall be entitled to receive, and the Corporation shall pay, cumulative non-compounding dividends at the rate per share of Series C Preferred Stock equal to the greater of (i) 6% per annum of the Stated Value (the “Floor”) or (ii) the product of (A) the Applicable Percentage of Net Sales generated during the Applicable Dividend Period multiplied by (B), the fraction of (I) one (1) divided by (II) the sum of the total number of shares of Series C Preferred Stock issued and outstanding on the Dividend Payment Date (as hereinafter defined) plus the total number of Series C Preferred Stock Post Conversion Dividend Rights issued and outstanding on the Dividend Payment Date. The dividend shall be payable in arrears semi annually on March 31 and September 30, beginning with the first such date after the Original Issue Date (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (“Dividend Payment Date”); provided, however, that all dividends and all other distributions shall cease, and no further dividends or other distributions shall be paid, in respect of each share of Series C Preferred Stock from and after such time that the Maximum Payout has been paid in respect of such share of Series C Preferred Stock. Such dividends shall be payable at the Corporation’s option either in cash or in duly authorized, fully paid and non-assessable shares of Common Stock valued at the higher of (i) $0.50 per share or (ii) the average of the VWAPs for the ten (10) consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares of Common Stock, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series C Preferred Stock held by each Holder. At any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall, if then appropriate and necessary, file a prospectus supplement pursuant to Rule 424 disclosing such election. For purposes of this Section 3, the “Applicable Dividend Period” for each share of Series C Preferred Stock as to any Dividend Payment Date (the “Subject Dividend Payment Date”) shall mean the period commencing on (i) the later of the Original Issue Date of such share of Series C Preferred Stock or the most recent Dividend Payment Date that has transpired before the Subject Dividend Payment Date and ending on (ii) the date immediately preceding the Subject Dividend Payment Date.

Section 4. No Voting Rights. The Series C Preferred Stock shall have no voting rights.

Section 5. Conversion.

(a) Conversion at Option of Holder. Each Holder shall have the right and option to convert all, but not less than all, of such Holder’s shares of Series C Preferred Stock into that number of shares of Common Stock determined by dividing (i) the Conversion Amount of such shares of Series C Preferred Stock by (ii)(A) the Conversion Price multiplied by (B) the number of shares of Series C Preferred Stock owned by such Holder. Such right may be exercised by the Holder at any time after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Addendum A (a “Notice of Conversion”). Each Notice of Conversion shall specify the aggregate number of shares of Series C Preferred Stock owned prior to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (the “Holder Conversion Date”). If no Holder Conversion Date is specified in a Notice of Conversion, the Holder Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect a conversion of shares of Series C Preferred Stock, a Holder shall surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation promptly following the applicable Holder Conversion Date. Shares of Series C Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

(b) Conversion Price. The conversion price for the Series C Preferred Stock shall equal $1.00 (the “Conversion Price”), subject to adjustment herein.

(c) Conversion at the Option of the Corporation.

(i) The Corporation may, at its election and without any action on the part of any Holder, convert all, but not less than all, of the then outstanding shares of Series C Preferred Stock into that number of shares of Common Stock determined by dividing (i) the Conversion Amount of such shares of Series C Preferred Stock by (ii) (A) the Conversion Price multiplied by (B) the aggregate number of such outstanding shares of Series C Preferred Stock. Such conversion shall be effective on the date the Corporation sends notice of the conversion to all of the Holders (a “Corporation Conversion Date”), notwithstanding that the Holders may not receive such notice until after the Corporation Conversion Date; provided that the Corporation Conversion Condition is true as of the date of the Corporation Conversion Date.

(ii) As used herein, the “Corporation Conversion Condition” shall mean any Trading Day on which the closing price of the Common Stock on the Trading Market was not less than $3.00 (as adjusted for stock splits, stock dividends, combinations and similar transactions) for each of the fifteen (15) Trading Days preceding such Trading Day.

(iii) On the Corporation Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that each Holder shall surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation promptly following the Corporation Conversion Date.

(d) Mandatory Conversion.

(i) Each share of Series C Preferred Stock outstanding on the Mandatory Conversion Date shall, automatically and without any action on the part of the Holder thereof or the Corporation, convert into a number of fully paid and non assessable shares of Common Stock determined by dividing (i) the Stated Value thereof by (ii) the Conversion Price.

(ii) As used herein, the “Mandatory Conversion Date” means, with respect to each share of Series C Preferred Stock, the date that the Maximum Payout has been paid or otherwise distributed in respect of such share of Series C Preferred Stock, other than in connection with a Liquidation Event or Sale of the Corporation.

(iii) On the Mandatory Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Each Holder shall surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation promptly following the Mandatory Conversion Date. The Corporation Conversion Date, the Mandatory Conversion Date and the Holder Conversion Date is each also referred to in this Certificate of Designation as the “Conversion Date.”

(e) Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than ten Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates which shall have appropriate restrictive legends (if any) representing the number of shares of Common Stock representing the Conversion Amount at issue and (B) unless paid in shares of Common Stock under clause A immediately preceding, a bank check in the amount of accrued but unpaid dividends. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the twentieth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series C Preferred Stock tendered for conversion.

(ii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of shares of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert the shares of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law or agreement, or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of the Series C Preferred Stock shall have been sought and obtained. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series C Preferred Stock and payment of dividends on the Series C Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Series C Preferred Stock), not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(iv) Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock issued upon conversion of shares of the Series C Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series C Preferred Stock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any other shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(c) Notice to Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 6, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of the shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock or Sale of the Corporation; or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series C Preferred Stock, and shall cause to be mailed to the Holder at its last address as its shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification or Sale of the Corporation is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Sale of the Corporation; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall then be entitled to convert the Conversion Amount of its Series C Preferred Stock during the twenty (20) day period commencing on the date of such notice and ending on the effective date of the event triggering such notice.

Section 7. Series C Preferred Stock Post Conversion Dividend Right. In the event that any share of Series C Preferred Stock is converted into Common Stock before the Maximum Payout is paid in respect of such converted share of Series C Preferred Stock, then the Holder thereof shall have the right to continue to receive dividends in respect of such converted share of Series C Preferred Stock equal to the Remaining Payout (the “Series C Preferred Stock Post Conversion Dividend Right”). One Series C Preferred Stock Post Conversion Dividend Right shall be issued for each such converted share of Series C Preferred Stock. The Holder of each Series C Preferred Stock Post Conversion Dividend Right shall receive the Remaining Payout, pari passu with the then outstanding shares of Series C Preferred Stock and all the other then outstanding Series C Post Conversion Dividend Rights, in the same manner and subject to the same terms and conditions as applicable to the payment of dividends on each share of Series C Preferred Stock, except that the Floor shall not apply; provided, however, that the Series C Preferred Stock Post Conversion Dividend Right shall have no stated value, liquidation preference or right to any dividends or distributions other than the Remaining Payout. The Series C Preferred Stock Post Conversion Right is subject to redemption as provided in Section 9. Upon surrender by the Holder for conversion of each certificate representing the shares of Series C Preferred Stock, the Corporation shall issue to such Holder a “Series C Preferred Stock Post Conversion Certificate” representing the number of Series C Preferred Stock Post Conversion Dividend Rights arising from the shares of converted Series C Preferred Stock represented by such surrendered stock certificate. Each Series C Preferred Stock Post Conversion Dividend Certificate will be specifically identified on the books of the Corporation as related to the separate stock certificate representing the converted shares of Series C Preferred Stock with respect to which it was issued.

Section 8. Liquidation Rights.

(a) Upon a Liquidation Event, the Holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, but after and subordinate to the holders of the Corporation’s Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, an amount per share equal to the Preference Amount of the Series C Preferred Stock as of the record date for distribution, provided that the record date for the distribution may be no more than twenty (20) calendar days prior to the date of the distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such Holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by Section 8(a) and the distributions required with respect to the Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock.

(c) For purposes of this Section 8, if any asset distributed to shareholders upon the occurrence of any Liquidation Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value of such property at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation. Any securities to be delivered pursuant to this Section 8 shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 8(c)(ii) shall be valued at the Market Price (as defined below); and

(ii) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

For purposes of this Section 8, “Market Price” of any security means the average of the VWAPs for the five (5) consecutive Trading Days ending on the Trading Day that is immediately prior to the day as of which Market Price is being determined. If at any time such security is not listed on a Trading Market, the Market Price shall be the fair value thereof determined in good faith by the Corporation’s Board of Directors. For purposes of this Section 8 only, the meanings of “Trading Day”, “Trading Market” and “VWAPs” shall be determined with respect to the security for which the Market Price is calculated under this Section 8 rather than the Common Stock.

Section 9. Redemption.

(a) Upon a Sale of the Corporation, the Corporation shall redeem from the Holders, and the Holders shall sell to the Corporation, all of the then outstanding shares of Series C Preferred Stock and Series C Preferred Stock Post Conversion Rights for the Redemption Price (defined below), within thirty (30) days after the transaction constituting the Sale of the Corporation is closed and such closing is fully funded (the “Redemption Date”). The price payable for each redeemed share of Series C Preferred Stock and each redeemed Series C Preferred Stock Post Conversion Redemption Right (the “Redemption Price”) shall be equal to (i) (A) the “ROI Percentage,” multiplied by (B) $10,000, minus (ii) the Cumulative Dividends Received through the Redemption Date. The “ROI Percentage” means the percentage listed below that applies as of the Redemption Date, as follows:

ROI Percentage	Redemption Date
200%	before the second anniversary of the Date of Issuance;
250%	on or after the second anniversary of the Date of Issuance, but before the third anniversary of the Date of Issuance;
300%	on or after the third anniversary of the Date of Issuance, but before the fourth anniversary of the Date of Issuance;
350%	on or after the fourth anniversary of the Date of Issuance, but before the fifth anniversary of the Date of Issuance;
400%	on or after the fifth anniversary of the Date of Issuance, but before the sixth anniversary of the Date of Issuance;
450%	on or after the sixth anniversary of the Date of Issuance, but before the seventh anniversary of the Date of Issuance;
500%	on or after the seventh anniversary of the Date of Issuance, but before the eighth anniversary of the Date of Issuance; and
550%	on or after the eighth anniversary of the Date of Issuance, but before the ninth anniversary of the Date of Issuance.

For purposes of this Section 9,”Date of Issuance” means with respect to each (i) share of Series C Preferred Stock, the Original Issue Date of such share and (ii) Series C Preferred Stock Post Conversion Dividend Right, the Original Issue Date of the share of converted Series C Preferred Stock in respect of which such Series C Preferred Stock Post Conversion Dividend Right was issued.

(b) The Redemption Price shall be payable at the Corporation’s option either in cash or in duly authorized, fully paid and non-assessable shares of Common Stock valued at the higher of (i) $0.50 per share or (ii) the average of the VWAPs for the ten (10) consecutive Trading Days ending on the Trading Day that is immediately prior to the Redemption Date.

(c) Upon the Redemption Date, the shares of Series C Preferred Stock or the Series C Preferred Stock Post Conversion Rights, as the case may be, redeemed shall no longer be issued and outstanding.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (617) 928-3450, Attn: Maureen Foley, e-mail address (foley@pro-pharmaceuticals.com) or such other address, facsimile number or electronic mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, e-mail address or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, prior to 5:00 p.m. (New York City time), (ii) the date after the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Certificate. If a Holder’s certificate for shares of Series C Preferred Stock or its Series C Preferred Stock Post Conversion Dividend Certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock or for the Series C Preferred Stock Post Conversion Dividend Rights so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. All legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the documents, instruments or agreements related hereto (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Massachusetts (the “Massachusetts Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Massachusetts Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the documents, instruments or agreements related hereto), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Massachusetts Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series C Preferred Stock. In case any shares of Series C Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the President or any Vice-President, and the Secretary or any Assistant Secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 29th day of December, 2010.

/s/ Theodore D. Zucconi	/s/ Maureen Foley
Name: Theodore D. Zucconi, Ph.D.	Name: Maureen Foley
Title: Chief Executive Officer and President	Title: Chief Operating Officer and Secretary

ADDENDUM A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER

TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert all of the shares of SERIES C SUPER DIVIDEND CONVERTIBLE PREFERRED STOCK (VARIABLE CUMULATIVE CONVERTIBLE) (the “Series C Preferred Stock”) owned by the undersigned, the number of which shares is indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Date:

Number of shares of Series C Preferred Stock owned by the undersigned prior to conversion to be Converted:

Stated Value of shares of Series C Preferred Stock to be converted (in $):

Number of shares of Common Stock to be Issued:

Accrued but unpaid dividends (in $):

Cash Payment, if any (in $):

Applicable Conversion Price: $1.00

ENTITY HOLDER:	INDIVIDUAL HOLDER:

Name of Entity	By:

By:	Print Name:

Print Name:	Date:

Title:

Date: